April 21, 1994

Mr. J. D. Attaway
Executive Vice President
Varo Inc.
2800 West Kingsley
Garland, TX 75041

Dear Dwayne:

As you know, Imo Industries has decided to explore the sale of its Electro-Optical Systems businesses which includes Varo Inc. and Baird Corporation. We believe such a sale will be in the best interests of our shareholders and we have engaged CS First Boston to assist us in this regard.

To achieve this goal, we will need your 100% support throughout the entire offering and sale process, in order to present the EOS Group at its best to prospective buyers and maintain expected performance levels during the period prior to completion of the sale.

We believe that an important factor in a buyer's interest is having a stable management in place, one that will be available to carry on under new ownership. However, we also recognize there is no assurance that such will turn out to be true.

To protect you from the uncertainties associated with the divestiture process and in consideration of your focusing your full attention on helping Imo achieve a successful sale transaction, the Company will provide you with severance protection in the event one or more buyers (of the entire EOS Group or portions thereof as and when they aggregate a major portion of the Group, which shall be defined as more than 50% of the average revenues of the EOS Group during the 12 month period which precedes the purchase or purchases) chooses not to employ you or initially employs you and subsequently terminates your employment as defined below prior to June 30, 1996.

The purpose of this is to provide pay and benefit protection along with job search assistance, should it become necessary for you to seek a new position. It will include the following:

     1. Pay Continuation. Upon termination, the Company will pay you a monthly severance payment in an amount equal to your base salary through June, 1996. If you should become employed by or otherwise receive compensation from the buyer of an EOS business, the Company severance payments will be reduced by the amount of income or compensation (excluding the value of any benefits) from such employment for the remaining period. This pay continuation is in lieu of severance pay under Company policy, but in no event will it be less than said policy would otherwise provide.

     2.    Benefit Continuation.   For the period of pay
         continuation, the Company will also continue medical, dental and basic executive life insurance ( the same as in effect for active employees) provided you continue to authorize required employee contributions. All other employee benefits including AD&D, disability, supplemental life insurance, flexible spending accounts and premium conversion will cease on your termination date. Contributions cannot be made to the Employee Stock Savings Plan after your termination date. Subject to the approval of the Compensation Committee, for purposes of exercisability and expiration of options granted under the Equity Incentive Plan for Key Employees, you will be considered to have retired as of your termination date.

     3. Pension. Pension benefits under the Imo Retirement Plan and the Imo Supplemental Executive Retirement Plan (SERP) will commence effective July 1, 1996. Your benefit calculation will treat your service and compensation as if you had been employed through June 1996 at your base salary at time of termination. Your combined life annuity benefit will not be less than $4,167 per month.
         The actuarial present value of that portion of the benefit to be paid from the SERP will, upon your termination date, be deposited in the SERP account and earmarked for the earned benefit.

     4. Job Search Assistance. The Company will arrange and pay for the services of a recognized professional outplacement firm mutually acceptable to you and the Company to assist in your job search, subject to a maximum of $20,000 in fees from such firm or firms.

     5. Unused Vacation. You will be paid for any earned but unused vacation per Company policy at time of termination.

     6. Company Car. You may continue use of your Company car (including reasonable repair and maintenance expenses but not fuel) through June 1996, and be given the opportunity to purchase it at book value at the end of said period.

     7. Alternative Employment. Once the Optical Systems and Ni-Tec Divisions have been sold, in the event the Buyer(s) does not offer you continued employment, you will be allowed a reasonable amount of normal work time to pursue alternative employment. After June 1995, the amount of time devoted to Imo business will be by mutual consent.


For purposes of eligibility, termination will be deemed to have occurred if, as of the date of sale(s), Imo does not continue your employment at your then current level of compensation or the Buyer(s) does not employ you in a position of like authority, responsibility, and compensation essentially similar to your current position and compensation, or prior to June 30, 1996 the Buyer(s) (i) terminates you for other than just cause based on clear evidence of your willful misconduct, (ii) substantially reduces your position or compensation or (iii) requires relocation to an area outside the Dallas metropolitan area without your consent.

The same severance benefits described in this letter will also apply should Imo determine that your services are no longer needed (for reasons other than cause or willful misconduct) in the event the EOS businesses are not sold or prior to completing the sale of essentially all of the EOS businesses.

You agree not to compete with any continuing Imo business through June 1996, and you agree to provide consulting services to Imo, so long as you are not employed, through June 1995.

It is our sincere hope that, if a sale is consummated, continued employment and opportunity with the new owner will be favorable for you. However, if it turns out not to be so, I hope the protection provided in this letter will help make possible a smooth transition to new employment.

This Agreement will expire automatically if the EOS Group is not sold or under contact to be sold by July 1, 1996.

Please acknowledge your acceptance and agreement to the above by signing and returning one copy directly to me. This offer is void if not returned to me by May 19, 1994.

Sincerely,


/s/DAVID C. CHRISTENSEN
David C. Christensen
Senior Vice President,
Human Resources

                                         ACKNOWLEDGED AND ACCEPTED:

                                        /s/J. DWAYNE ATTAWAY
                                        Name


                                        May 6, 1994
                                        Date








April 29, 1994



Mr. J. D. Attaway
Executive Vice President
Varo Inc.
2800 West Kingsley
Garland, TX   75041


Dear Dwayne:

As you know, Imo Industries has decided to explore the sale of its Electro-Optical Systems businesses which includes Varo Inc. and Baird Corporation. We believe such a sale will be in the best interests of our shareholders and we have engaged CS First Boston to assist us in this regard.

To achieve this goal, we will need your 100% support throughout the entire offering and sale process, in order to present the EOS Group at its best to prospective buyers and maintain expected performance levels during the period prior to completion of the sale.

To recognize your position of leadership in this sale process, Imo has established a Special Divestiture Incentive
Program for selected key staff members. Your individual target incentive award is $50,000.

Because your responsibility covers multiple divisions, the awarded amount will be considered to be earned provided (1) you have done your best to maximize Imo operating performance, preserve the value of the company and effectively assist in the sale of the business on optimum terms and (2) the sale of all or essentially all of the EOS businesses has taken place (either in one or a series of transactions) or your employment has been terminated by Imo prior to the expiration date of this agreement for reasons other than cause.

As an added consideration, should your employment with Imo terminate as a result of this divestiture program, any unvested stock options granted to you under the company's Equity Incentive Plan for Key Employees will vest in full upon such termination date (with all other provisions of the option agreement to remain according to its terms).

This special divestiture program is not an employment contract, but simply an extra incentive for your help and to recognize the extraordinary circumstances under which you will be working. It will be in addition to any bonus you may earn under Imo's Executive Incentive Compensation Program, which you will be prorated for the portion of the year under Imo ownership.

This special Divestiture Incentive Program will expire automatically (unless extended) if the EOS Group is not sold or under contract to be sold by March 31, 1995 or is otherwise withdrawn from the market.

In addition to this divestiture bonus, you will be eligible for severance protection benefits as described to you in a separate letter.

Please acknowledge your acceptance and agreement to the above by signing and returning one copy directly to me. This offer is void if not returned to me by May 19, 1994.

Sincerely,


/s/DAVID C. CHRISTENSEN
David C. Christensen
Senior Vice President,
Human Resources

eb




ACKNOWLEDGED AND ACCEPTED:


/s/J. DWAYNE ATTAWAY


DATE: May 6, 1994